------                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 4                                   WASHINGTON, DC 20549
------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

    (Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
   PARKS-HOLBROOK PATRICIA L.                     SNHK                                          to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------       Director          10% Owner
    (Last)        (First)         (Middle)     3. I.R.S. Identification   4. Statement for      ----              ---
22223 OLD SILER LOGGING RD                        Number of Reporting        Month/Year          X  Officer           Other (specify
--------------------------------------------      Person, if an entity       4/00              ----              --- below)
                  (Street)                       (voluntary)              -------------------   (give title below)
 SNOHOMISH          WA             98296                                                         CHIEF FINANCIAL OFFICER
-------------------------------------------                               5. If Amendment,      ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          -------------------   (Check applicable line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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   COMMON STOCK (NO PAR VALUE)   4/4/00   P               500      A          13.50       800                 D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.       Page 1 of 2 (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7/96)



FORM 4 (continued)        Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
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                                                    Code  V     (A)     (D)    Date    Expira-    Title   Amount or
                                                                               Exer-   tion               Number of
                                                                               cisable Date               Shares
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OPTIONS                       13.13      4/28/00      A          A             4/28/02 4/28/10   Common   6,250
                                                                                                 Stock
                                                                                                 (no par
                                                                                                 value)
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OPTIONS                       13.13      4/28/00      A          A            10/28/02 4/28/10   Common   3,125
                                                                                                 Stock
                                                                                                 (no par
                                                                                                 value)
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OPTIONS                       13.13      4/28/00      A          A             4/28/03 4/28/10   Common   3,125
                                                                                                 Stock
                                                                                                 (no par
                                                                                                 value)
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OPTIONS                       13.13      4/28/00      A          A            10/28/03 4/28/10   Common   3,125
                                                                                                 Stock
                                                                                                 (no par
                                                                                                 value)
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OPTIONS                       13.13      4/28/00      A          A             4/28/04 4/28/10   Common   3,125
                                                                                                 Stock
                                                                                                 (no par
                                                                                                 value)
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OPTIONS                       13.13      4/28/00      A          A            10/28/04 4/28/10   Common   3,125
                                                                                                 Stock
                                                                                                 (no par
                                                                                                 value)
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OPTIONS                       13.13      4/28/00      A          A             4/28/05 4/28/10   Common   3,125
                                                                                                 Stock
                                                                                                 (no par
                                                                                                 value)
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                  /s/ TRICIA PARKS-HOLBROOK          5/10/00
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------    ---------------
      If space provided is insufficient, see Instruction 6 for procedure.         **Signature of Reporting Person    Date


Potential persons who are to respond to the collection of information                                                    Page 2 of 2
contained in this form are not required to respond unless the form                                                   SEC 1474 (7/96)
displays a currently valid OMB Number.
